                          [LETTERHEAD OF WELLS FARGO]

                              September 15, 1997

Samuel G. Lindsay, President
Grip Technologies, Inc.
10 Corporate Park, Suite 130
Irvine, CA 92606

Dear Mr. Lindsay:

     This letter is to confirm that Wells Fargo Bank, National Association ("Bank") has agreed to extend the maturity date of that certain credit accommodation granted by Bank to Grip Technologies, Inc. ("Borrower") in the maximum principal amount of Four Hundred Thousand Dollars ($400,000.00), as evidenced by that certain promissory note dated as of September 23, 1996, executed by Borrower and payable to the order of Bank (the "Note"), a copy of which is attached hereto as Exhibit A.
                            ---------

     The maturity date of said credit accommodation is hereby extended until December 15, 1997. The Note shall be deemed modified as of the date this letter is acknowledged by Borrower to reflect said new maturity date. All other terms and conditions of the Note remain in full force and effect, without waiver or modification.

     Borrower acknowledges that Bank has not committed to make any renewal or further extension of the maturity date of the above-described credit accommodation beyond the new maturity date specified herein, and that any such renewal or further extension remains in the sole discretion of Bank. This letter constitutes the entire agreement between Bank and Borrower with respect to the maturity date extension for the above-described credit accommodation, and supersedes all prior negotiations, discussions and correspondence concerning said extension.
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Grip Technologies, Inc.
September 15, 1997
Page 2


     Please acknowledge your acceptance of the terms and conditions contained herein by dating and signing one copy below and returning it to my attention at the above address on or before September 26, 1997.

                                              Very truly yours,

                                              WELLS FARGO BANK,
                                                NATIONAL ASSOCIATION

                                              By: /s/ ELLIOT E. ICHINOSE
                                                 ---------------------------
                                                 Elliot E. Ichinose
                                                 Vice President

Acknowledged and accepted as of 9-20-97:
                                -------

GRIP TECHNOLOGIES, INC.

By: /s/ SAMUEL G. LINDSAY
   ---------------------------
   Samuel G. Lindsay
   President